Exhibit 99.2

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Signing of Agreement to Purchase Equipment for Paredones Amarillos Project, Mexico, and Results from a Preliminary Assessment of its Long Valley Gold Project, California

Denver, Colorado, January 7, 2008 – Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that further to the Company’s January 2, 2008 press release, the Company has entered into a formal agreement with A.M. King Industries, Inc. (“A.M. King”) and Del Norte Company Ltd., a wholly owned subsidiary of A.M. King, to purchase gold processing equipment to be used at Vista’s Paredones Amarillos Project in Baja California Sur, Mexico.  As previously announced, the aggregate purchase price is approximately US$16 million, of which approximately US$8 million was paid on signing of the purchase agreement.  Vista is currently considering various bridge loan or convertible debt alternatives with proceeds to be used for the purchase of the equipment and for other expenditures relating to the development of the Paredones Amarillos Project, thus allowing the Company to use current cash for other business purposes. As reported in Vista’s press release dated June 21, 2007, the total capital requirements for the project were estimated in a June 2007 pre-feasibility study to be US$110 million. This cost may change as Vista completes the definitive studies that are in progress as a result of various scope changes, including an increase in estimated gold production to the range of 130,000 to 150,000 ounces per year, the incorporation of used equipment and the impact of inflation.

Vista is also pleased to announce the results from a preliminary assessment for Vista’s Long Valley Project, Mono County, California, by Mine Development Associates, (“MDA”) of Reno, Nevada, in accordance with Canadian National Instrument 43-101 standards under the direction of Mr. Neil Prenn, an independent Qualified Person. This preliminary assessment entitled “Technical Report, Preliminary Economic Assessment, Long Valley Project, Mono County, California” is expected to be filed on SEDAR by Vista on or about January 9, 2008.

In 2003, MDA issued mineral resources estimates for the Long Valley Project in a report entitled “Technical Report, Long Valley Project, Mono County, California, USA” dated February 20, 2003, prepared in compliance with National Instrument 43-101 standards, the results of which were previously reported by Vista in a press release dated January 23, 2003. Based on the February 2003 report, the estimated gold resources for the Long Valley Project, reported at a cutoff grade of 0.01 ounces of gold per ton were (note: totals may not add due to rounding):

	Short Tons (000s)	Grade (Au oz/ton)	Contained Gold Ounces
Measured resources (1)	26,597	0.017	452,500
Indicated resources (1)	41,679	0.018	758,700
Total measured and indicated resources (1)	68,276	0.018	1,211,100

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

	Short Tons (000s)	Grade (Au oz/ton)	Contained Gold Ounces
Inferred resources (2)	32,914	0.017	571,500

(2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

In undertaking the preliminary assessment described in the 2008 report, MDA considered the economic and technical parameters associated with development of the mineral resources within the restraints imposed by the state of California’s mining regulations that include a provision that all mined materials not removed from the property be replaced within the perimeter of the excavation. The preliminary assessment evaluated the potential economics of the project assuming that the mineral resources were mined using open-pit mining methods and processed using heap-leach technology.  The preliminary assessment contemplates mining activities conducted by the owner using purchased equipment. The study included a process flowsheet based on metallurgical testing conducted over the past ten years under the supervision of previous owners and consisting of cyanide shake leach assays on pulps, bottle roll tests on drill cuttings from numerous reverse circulation holes and long-term column tests on bulk samples from surface samples and core samples. The metallurgical test work and flowsheet were reviewed and approved for this study by Resource Development Inc. of Wheat Ridge, Colorado. The flowsheet proposes a lined heap-leach pad to be loaded at a rate of 4,000,000 tons per year of material in 30-foot-high lifts. The material would be crushed to a nominal 3-inch size and agglomerated with lime and cement prior to placing on the heap leach pad. Following application of cyanide leach solutions, the gold would be recovered in carbon columns from which it would be stripped and a gold dore would be produced by electrowinning. After the pit material has been mined, the remaining waste materials would be backfilled into the pit along with the detoxified heap material.

Using a gold cutoff grade of 0.007 ounces per ton, the estimated gold resources within a designed pit as described in the 2008 report are shown in the following table.

PRELIMINARY ASSESSMENT STUDY

Gold Resources Within a Designed Pit
(above a 0.007 opt Au cutoff grade)

Class	Mineral Tons (000s)	Gold Grade (Au oz/ton)	Contained Gold (oz)	Total Waste Tons (000s)	Total Tons (000s)	Stripping Ratio (W:O)
Measured resources (1)	15,112	0.018	265,600			NA
Indicated resources (1)	15,880	0.023	358,100			NA
Total Measured and Indicated Resources (1)	30,992	0.020	623,700			NA

Inferred resources (2)	2,467	0.033	61,100			NA
				29,208	62,668	0.87

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S.

Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

In the preliminary assessment, MDA estimated startup capital at US$58.8 million and total project capital at US$61.8 million. Operating costs including mine closure and heap detoxification are estimated per ton of material mined and processed on a heap leach as follows: mining, US$3.54 per ton; processing, US$1.96 per ton; cyanide destruction, US$0.25 per ton; and general and administrative costs and royalties, US$0.89 per ton. Total operating costs are estimated at US$6.64 per ton of heap-leach material mined and processed which equates to US$415 per ounce of gold recovered. An estimated 535,300 ounces of gold would be produced over an eight-year mine life.

MDA used a base-case gold price of US$550 per ounce, with sensitivity analyses completed at higher and lower gold prices. The positive pre-tax result estimates are shown in the following table, and indicate that the project could be potentially economically viable at gold prices of US$550 per ounce and above. Additional work is required to determine the economic viability of the project.

Gold Price (US$ /oz)	Net Present Value at 5% Discount Rate (US$ millions)	Internal Rate of Return
$550	$6.6	12.3%
$600	$25.7	25.5%
$650	$44.7	35.9%
$700	$63.8	45.4%
$750	$82.9	54.4%
$800	$101.9	63.2%

The “preliminary assessment” is preliminary in nature and includes inferred mineral resources (7% inferred and 93% measured and indicated) that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment will be realized.  Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Fred Earnest, Vista’s President and COO, commented, “At the moment, Vista is primarily concentrating on the development of its Paredones Amarillos Project in Mexico and the evaluation of the potentially larger Mt. Todd Project in Australia, and has no immediate plans to develop the Long Valley Project. The results of this preliminary assessment are encouraging, indicating that at current gold prices, extraction of the mineral resources in a manner consistent with the mining laws of the state of California could generate substantial value. We are encouraged by the results, especially considering that in 2003 we acquired the Long Valley Project for US$750,000 and a 1% net smelter royalty.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. Vista has recently completed a preliminary feasibility study on the Paredones Amarillos Project in México that indicated positive results at gold prices lower than those now prevailing. Vista plans to confirm these results with a definitive feasibility study in 2008. Vista is undertaking programs to advance the Paredones Amarillos Project, including the purchase of long delivery equipment items, so that construction can begin during the second half of 2008. The results of a preliminary assessment completed in 2007 on the Mt. Todd Project in Australia were encouraging and additional technical studies are underway with a definitive feasibility study planned for completion by mid-2009. Vista’s other holdings include the Guadalupe de los Reyes Project in México, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the purchase of gold processing equipment for the Paredones Amarillos project, potential financing alternatives and availability and timing of funding for the equipment purchase and for other expenditures relating to the development at the Paredones Amarillos project and estimated capital requirements for the project, and for other Vista projects, results of the preliminary assessment for the Long Valley deposit including previous and newly reported resource estimates, economic and technical parameters associated with possible development of resources at the Long Valley deposit including mining and processing methods and compliance with California state law in connection with such possible development, estimated capital costs for the Long Valley project and estimated operating costs and components thereof, estimated mine life and estimated production over the mine life, gold price projections, estimates of net present value and internal rate of return for the Long Valley project at various gold prices, preliminary feasibility study results, and plans for a definitive feasibility study and for construction and development activities at the Paredones Amarillos project, plans for evaluation of the Mt. Todd project including preliminary assessment results and plans, timing and results for a definitive feasibility study to be undertaken at the Mt. Todd project, Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, uncertainty of preliminary assessment results and of feasibility study results and estimates on which such results are based; risks relating to delays in commencement and completion of construction at the Paredones Amarillos project; risks of shortages of equipment or supplies; risks of inability to achieve anticipated production volume or manage cost increases; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; uncertainty of being able to raise capital on favorable terms or at all; and external risks relating to the economy and credit markets in general; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com